PROSPECTUS SUPPLEMENT

(To prospectus dated April 24, 2003)

                                2,600,000 SHARES



                               [GRAPHIC OMITED]



                           WEINGARTEN REALTY INVESTORS

                                DEPOSITARY SHARES
                      EACH REPRESENTING 1/100 OF A SHARE OF
             6.95 % SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES
       (LIQUIDATION PREFERENCE EQUIVALENT TO $ 25.00 PER DEPOSITARY SHARE)

     We are offering 2,600,000 depositary shares, each one of which represents a 1/100 fractional interest in a share of our 6.95% Series E Cumulative Redeemable Preferred Shares, par value $ .03 per share, deposited with Mellon Investor Services LLC as depositary. Each depositary share entitles the holder to a proportionate share of all rights and preferences of the Series E Preferred Shares (including dividend, voting and liquidation rights and preferences). The liquidation preference of each Series E Preferred Share is $ 2,500.00 (equivalent to $ 25.00 per depositary share), plus an amount equal to all accumulated and unpaid dividends.

     The Series E Preferred Shares and the depositary shares have no maturity date and are not redeemable before July 8, 2009; accordingly, they will remain outstanding indefinitely unless redeemed by us on or after July 8, 2009 at $2,500.00 per Series E Preferred Share (equivalent to $25.00 per depositary share), plus an amount equal to all accumulated and unpaid dividends. Dividends on the Series E Preferred Shares will be cumulative from the date of original issue and payable quarterly in arrears on or about the 15th day of March, June, September and December of each year, commencing on September 15, 2004, at the rate of 6.95% of the liquidation preference per year, or $173.75 per Series E Preferred Share per year (equivalent to $1.7375 per year per depositary share).

     We intend to apply to have the depositary shares listed on the New York Stock Exchange under the symbol "WRIPrE." If this application is approved, trading of the depositary shares on the New York Stock Exchange is expected to begin within 30 days following initial delivery of the depositary shares.

     To preserve our status as a real estate investment trust for federal income tax purposes, we impose certain restrictions on ownership of our common and preferred shares. See "Description of Capital Shares-Restrictions on Ownership" in the accompanying prospectus.


                                                  PER DEPOSITARY SHARE      TOTAL
                                                  --------------------   ------------
         Public offering price. . . . . . . . . .      $   25.90         $ 65,000,000
         Underwriting discounts . . . . . . . . .      $   .7875         $  2,047,500
         Proceeds, before expenses, to us . . . .      $ 24.2125         $ 62,952,500

     The underwriters may also purchase up to an additional 390,000 depositary shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The depositary shares will be ready for delivery on or about July 8, 2004.

                                  ____________

                                        MERRILL LYNCH & CO.



CITIGROUP                             LEGG MASON WOOD WALKER      WACHOVIA SECURITIES
                                          INCORPORATED

J.J.B. HILLIARD, W.L. LYONS, INC.     KEYBANC CAPITAL MARKETS     STIFEL, NICOLAUS & COMPANY
                                                                      INCORPORATED


            The date of this prospectus supplement is June 30, 2004.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----

About  this  Prospectus  Supplement. . . . . . . . . . . . . . . . . . . .  S-1
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Recent  Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Use  of  Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
Description  of  Series  E  Preferred  Shares  and  Depositary  Shares . .  S-2
Federal  Income  Tax  Consequences . . . . . . . . . . . . . . . . . . . .  S-5
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-10
Legal  Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-12




                               PROSPECTUS

Cautionary  Statement  Concerning
  Forward-Looking  Statements. . . . . . . . . . . . . . . . . . . . . . .    1
About  this  Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . .    2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Use  of  Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Ratios  of  Earnings  to  Combined  Fixed  Charges
  and  Preferred  Share  Dividends . . . . . . . . . . . . . . . . . . . .    2
Description  of  Debt  Securities. . . . . . . . . . . . . . . . . . . . .    3
Description  of  Capital  Shares . . . . . . . . . . . . . . . . . . . . .   15
Description  of  Warrants. . . . . . . . . . . . . . . . . . . . . . . . .   25
Description  of  Other  Classes  of  Outstanding  Shares . . . . . . . . .   27
Federal  Income  Tax  Consequences . . . . . . . . . . . . . . . . . . . .   29
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .   39
Legal  Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Where  You  Can  Find  More  Information. . . . . . . . . . . . . . . . .    40
Incorporation  of  Documents  by  Reference. . . . . . . . . . . . . . . .   40



                       ________________________


     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     In this prospectus supplement, references to "Weingarten," "we," "us" and "our" are to Weingarten Realty Investors, a Texas real estate investment trust and its subsidiaries.

     This prospectus supplement contains the terms of this offering. A description of our depositary shares is contained in the accompanying prospectus under the caption "Description of Capital Shares-Depositary Shares." This prospectus supplement, or the information incorporated herein by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated herein by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated herein by reference, will apply and will supersede that information in the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" and "Incorporation of Documents by Reference" in the accompanying prospectus.

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own neighborhood and community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

     As of March 31, 2004, we owned or had an equity interest in operating properties consisting of approximately 45 million square feet of building area. These properties consist of 273 shopping centers, generally in the 100,000 to 400,000 square foot range, and 61 industrial properties. Our properties are located in the southern half of the United States. Our shopping centers are anchored primarily by supermarkets, drugstores or other value-oriented retailers. As of March 31, 2004, we leased to approximately 4,900 different tenants under approximately 6,800 separate leases. The weighted average occupancy rate of all of our improved properties as of March 31, 2004 was 93.5%.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

                                  RECENT EVENTS

PORTFOLIO DEVELOPMENTS

     Since March 31, 2004, we have acquired, directly or through our interests in joint ventures, six shopping centers, one industrial property and additional interests in four existing retail joint ventures. The aggregate purchase price for these acquisitions was approximately $132.1 million. Further details regarding these acquisitions are as follows:


                                                         Approximate    Occupancy
Shopping Centers                   Location              Sq. Footage      Rate
------------------------------     -----------------     -----------  --------------
Las Tiendas Plaza                  McAllen, TX             144,000         90.3%
Northcross Shopping Center         McAllen, TX              38,000         81.0%
H.E.B. Center                      McAllen, TX              52,000        100.0%
El Camino Promenade                Encinitas, CA           111,000        100.0%
Village Shoppes of Sugarloaf       Lawrenceville, GA       148,000         99.0%
Roswell Corners                    Roswell, GA             137,000         99.2%


                                                         Approximate    Occupancy
Industrial Property                Location              Sq. Footage      Rate
------------------------------     -----------------     -----------     --------------
Southside Industrial Parkway       Atlanta, GA              72,000           100.0%

Interests in Joint Ventures
---------------------------

Pavilions at San Mateo             Albuquerque, NM         137,000(1)         93.6%
Lone Star Pavilions                College Station, TX      75,000(1)        100.0%
Rockwall Market Center             Rockwall, TX            146,000(1)        100.0%
Alabama Shepherd Shopping Center   Houston, TX              28,000(1)        100.0%

______
(1) Represents the incremental square footage acquired in the joint venture.


                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the depositary shares offered by this prospectus supplement will be approximately $62.8 million after deducting the underwriting discount and other estimated offering expenses.

     We intend to use the net proceeds from this offering to reduce amounts outstanding under our $400 million Amended and Restated Credit Agreement, which is one of the primary sources of financing for our on-going acquisition program. As of June 25, 2004, borrowings under our Amended and Restated Credit Agreement bore interest at the rate of 1.4% per annum and $224 million principal amount was outstanding thereunder.

                    DESCRIPTION OF SERIES E PREFERRED SHARES
                              AND DEPOSITARY SHARES

     The following is a summary of the material terms of the Series E Preferred Shares and the depositary shares.

GENERAL

     Under our Restated Declaration of Trust, as amended, the board of trust managers is authorized without further shareholder approval to provide for the issuance of up to 10,000,000 preferred shares, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issuance of preferred shares adopted by the board of trust mangers or any committee thereof to which the board of trust managers delegates authority. At March 31, 2004, we had outstanding 100,000 Series D Cumulative Redeemable Preferred Shares.

     On June 30, 2004, the pricing committee of our board of trust managers approved a designating resolution establishing the terms of the Series E Preferred Shares, consisting of up to 50,000 shares, designated 6.95% Series E Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series E Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Restated Declaration of Trust, as amended, and the Statement of Designation designating the Series E Preferred Shares.

     The transfer agent, registrar and dividend disbursing agent for the Series E Preferred Shares and the depositary shares will be Mellon Investor Services LLC.

     Each depositary share represents a 1/100 fractional interest in a Series E Preferred Share. The Series E Preferred Shares will be deposited with Mellon Investor Services LLC, as depositary (the "Preferred Share Depositary"), under a Deposit Agreement between us, the Preferred Share Depositary and the holders from time to time of the depositary receipts issued by the Preferred Share Depositary thereunder. The depositary receipts will evidence the depositary shares. Subject to the terms of the Deposit Agreement, each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a Series E Preferred Share (including dividend, voting and liquidation rights and preferences). See "Description of Capital Shares-Depositary Shares" in the accompanying prospectus.

     We intend to apply to have the depositary shares listed on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the depositary shares. The Series E Preferred Shares will not be so listed, and we do not expect that there will be any trading market for the Series E Preferred Shares except as represented by the depositary shares.

DIVIDENDS

     Holders of the Series E Preferred Shares will be entitled to receive, when and as declared by our board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.95% of the liquidation preference per year (equivalent to $1.7375 per year per depositary share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. The first dividend, which will be paid on September 15, 2004, will be for less than a full quarter. Such dividend and any other dividend payable on the Series E Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Preferred Share Depositary will distribute dividends received in respect of the Series E Preferred Shares to the record holders of the depositary receipts as of the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of trust managers for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

     No dividends on the Series E Preferred Shares may be authorized by our board of trust managers or paid or set apart for payment by us at any time if the terms and provisions of any agreement to which we are a party, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. These restrictions do not currently prevent our payment of dividends on Series E Preferred Shares.

     Notwithstanding the foregoing, dividends on the Series E Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series E Preferred Shares will not bear interest. Holders of the Series E Preferred Shares and the depositary shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

     Any dividend payment made on the Series E Preferred Shares will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

RANKING

     With respect to the payment of dividends and amounts upon liquidation, the Series E Preferred Shares will rank equally with all of our other preferred shares, when issued, including the Series D Cumulative Redeemable Preferred Shares, and will rank senior to our common shares.

LIQUIDATION PREFERENCE

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series E Preferred Shares then outstanding are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $2,500.00 per Series E Preferred Share (equivalent to $25.00 per depositary share), plus an amount equal to all accumulated and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common shares or any other capital shares that rank junior to the Series E Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares will have no right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Series E Preferred Shares upon our liquidation, dissolution or winding up, see "Description of Capital Shares-Preferred Shares-Liquidation Rights" in the accompanying prospectus.

REDEMPTION

     Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Series E Preferred Shares prior to July 8, 2009. On and after July 8, 2009, at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series E Preferred Shares (and the Preferred Share Depositary will redeem the number of depositary shares representing the Series E Preferred Shares so redeemed upon not less than 30 days' written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500.00 per Series E Preferred Share (equivalent to $25.00 per depositary share), plus all accumulated and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon such redemption following such surrender. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed shall be selected by the Preferred Share Depositary by lot.

     Unless full cumulative dividends on all Series E Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series E Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by us; provided, however, that the foregoing shall not prevent the redemption of Series E Preferred Shares in accordance with the applicable provisions of Article XVIII of our declaration of trust or as may otherwise be necessary to preserve our status as a REIT or a purchase or acquisition of Series E Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Shares.

     We shall give the Preferred Share Depositary not less than 30 days' prior written notice of redemption of the deposited Series E Preferred Shares. In addition, notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Preferred Share Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Share Depositary. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Share except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series E Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the depositary receipts are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Series E Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series E Preferred Shares to be redeemed.

     The holders of depositary shares at the close of business on a record date will be entitled to receive the dividend payable with respect to the underlying Series E Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between such record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Shares called for redemption.

The Series E Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

VOTING RIGHTS

     Holders of the Series E Preferred Shares will not have any voting rights except as set forth below or as otherwise from time to time required by law.

     In any matter in which the Series E Preferred Shares may vote (as expressly provided herein, or as may be required by law), each Series E Preferred Share shall be entitled to one vote. As a result, each depositary share will be entitled to 1/100 of a vote.

     If dividends on the Series E Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series E Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, including the Series D Preferred Shares) will be entitled to vote for the election of two additional trust managers to serve on the board of trust managers at a special meeting called by the holders of record of at least ten percent (10%) of the Series E Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series E Preferred Shares for the past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case the entire board of trust managers will be increased by two trust managers. For further information regarding the voting rights of the holders of preferred shares and related depositary receipts, see "Description of Capital Shares-Preferred Shares-Voting Rights" and "Description of Capital Shares-Depositary Shares-Voting Rights" in the accompanying prospectus.

CONVERSION

     The Series E Preferred Shares and the depositary shares are not convertible into or exchangeable for any of our other property or securities.

OWNERSHIP LIMIT

     Ownership of more than 9.8% of our total outstanding capital shares is restricted in order to preserve our status as a REIT for federal income tax purposes. Ownership of the depositary shares will be included for the purpose of determining whether a holder has met this limit and will count towards the holder's duty to respond to inquiries regarding share ownership. For information regarding restrictions on ownership of our capital shares, see "Description of Capital Shares - Restrictions on Ownership" in the accompanying prospectus.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes material U.S. federal income tax consequences relating to the ownership and disposition of depositary shares by taxable U.S. shareholders. This discussion supercedes the discussion contained under the heading "Federal Income Tax Consequences - Taxation of Taxable U.S. Shareholders" in the accompanying prospectus.

     Because the following discussion is a summary that, in conjunction with the discussion contained under the heading "Federal Income Tax Consequences" in the accompanying prospectus, is intended to address only material federal income tax consequences relating to the ownership and disposition of depositary shares that will apply to all taxable U.S. holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

     - the tax consequences to you may vary depending on your particular tax situation;

     - special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

     - this summary does not address state, local or non-U.S. tax considerations;

     - this summary deals only with our shareholders that hold depositary shares as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code; and

     - this discussion is not intended to be, and should not be construed as, tax advice.

     You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our depositary shares on your tax situation, including any state, local or non-U.S. tax consequences.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law. Any change could apply retroactively. We have not requested and do not plan to request any rulings from the Internal Revenue Service concerning our tax treatment. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

     TAXATION OF U.S. SHAREHOLDERS. As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of depositary shares that is, for United States federal income tax purposes:

     (1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code;

     (2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

     (3) an estate the income of which is subject to federal income taxation regardless of its source; or

     (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons, and a qualifying trust that elects to be treated as a United States trust under applicable Treasury Regulations.

     Generally, in the case of a partnership that holds depositary shares, any partner that would be a U.S. shareholder if it held depositary shares directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds depositary shares, that is not a U.S. shareholder.

     GENERAL. U.S. shareholders will be treated for federal income tax purposes as if they were the owners of the Series E Preferred Shares represented by such depositary shares. Accordingly, U.S. shareholders will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Series E Preferred Shares. Withdrawals of Series E Preferred Shares for depositary shares are not taxable events for federal income tax purposes. For a discussion of the taxation of our shareholders other than taxable U.S. shareholders, see the sections entitled "Federal Income Tax Consequences - Taxation of Tax-Exempt Entities" and " - Taxation of Foreign Investors" in the accompanying prospectus.

     DISTRIBUTIONS. So long as we qualify as a REIT, distributions to our U.S. shareholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends or "qualified dividend income" will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's depositary shares. Rather, such distributions will reduce the adjusted basis of such depositary shares. Distributions in excess of our current and accumulated earnings and profits that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the depositary shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

     CAPITAL GAIN DISTRIBUTIONS. We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its depositary shares. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on our undistributed capital gain.

     A U.S. shareholder:

     (1) will include in its income as long-term capital gains its proportionate share of our undistributed capital gains; and

     (2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that its proportionate share of the tax paid by us exceeds the U.S. shareholder's tax liability on the undistributed capital gain.

     A U.S. shareholder will increase the basis in its depositary shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

     With respect to shareholders who are taxed at the rates applicable to individuals, we will classify portions of any designated capital gain dividend or undistributed capital gain as either:

     (1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

     (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, depending upon the source of the capital gain.

     We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

     Recipients of capital gains dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

     QUALIFIED DIVIDEND INCOME. We may elect to designate a portion of our distributions paid to shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at capital gain rates, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 120-day period (or 121-day period under proposed technical corrections) beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

     (1) the qualified dividend income received by us during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

     (2) the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

     (3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

     SUNSET OF REDUCED TAX RATE PROVISIONS. The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to "sunset" or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our depositary shares.

     TAXATION OF TAXABLE SHAREHOLDERS; BACKUP WITHHOLDING. For a discussion of the taxation of us, the treatment of dividends and other distributions with respect to our shares, and the backup withholding rules, see "Federal Income Tax Consequences" in the accompanying prospectus. Effective for dividend payments made after December 31, 2001, the backup withholding rate has been decreased and is scheduled to be further reduced through 2006 as federal ordinary income tax rates decrease. In determining the extent to which a distribution on the depositary shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series E Preferred Shares and all other series of preferred stock that are equal in rank as to distributions and upon liquidation with the Series E Preferred Shares, and second to distributions with respect to any of our other capital stock ranking junior to the Series E Preferred Shares as to distributions and upon liquidation.

     OTHER TAX CONSIDERATIONS. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our depositary shares will not be treated as passive activity income and, as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, regular taxable dividends from us generally will be treated as investment income for purposes of the investment interest limitations. In addition, a U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of depositary shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain, and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

     SALES OF SHARES. Upon any taxable sale or other disposition of depositary shares to a party other than us, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

     (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

     (2)  the holder's adjusted basis in the depositary shares for tax purposes.

     This gain or loss will be a capital gain or loss if the depositary shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our depositary shares held for more than one year. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of depositary shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains.

     REDEMPTION OF DEPOSITARY SHARES. On and after July 8, 2009, the Series E Preferred Shares shall be redeemable at our option. Whenever we redeem any of our Series E Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem, as of the same redemption date, the number of depositary shares representing such number of Series E Preferred Shares so redeemed by us. The treatment to a holder of depositary shares arising from any redemption by us of Series E Preferred Shares and corresponding redemption by the Preferred Share Depositary of depositary shares can only be determined on the basis of particular facts as to the holder of depositary shares at the time of redemption. In general, a holder of depositary shares will recognize gain or loss (as opposed to dividend income) measured by the difference between the amount received by the holder in the redemption and such holder's adjusted tax basis in the depositary shares so redeemed (and which gain or loss will be a capital gain or loss provided the redeemed depositary shares are held as a capital asset) if such redemption either results in a "complete termination" of such holder's interest in all classes of our shares and other equity interests in us under Section 302(b)(3) of the Code or is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any depositary shares owned by the holder, but also the holder's ownership of any other class of our shares (i.e., common or preferred) and any other equity interest in us, as well as any options (including stock purchase rights) to acquire any of our shares or other equity interests in us. The holder also must take into account any such shares, equity interests and options which are considered to be owned by such holder by reason of the constructive ownership rules of Sections 318 and 302(c) of the Code.

     If a particular holder of depositary shares does not own (either actually or constructively) any of our shares or other equity interest in us (including options) or only owns (actually and constructively) an insubstantial percentage of our outstanding shares and other equity interests in us, then it is probable that the redemption of depositary shares of such a holder would be considered "not essentially equivalent to a dividend" and, thus, would result in gain or loss for the holder (and capital gain or loss for the holder if the redeemed depositary shares were held by the holder as a capital asset). However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of depositary shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302(b) of the Code, then the proceeds received by a holder from the redemption of any of its depositary shares will be treated as a distribution to which Sections 301(a) and 301(c) of the Code apply, as discussed above. If the redemption is taxed as a dividend, the holder of depositary shares' adjusted tax basis in the redeemed depositary shares will be transferred to any other shareholdings in us of the holder of depositary shares. If the holder of depositary shares owns no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

PROPOSED LEGISLATION CONCERNING OUR TAXATION AS A REIT

     H.R. 1890, introduced in April 2003, and an identical bill, S. 1568, introduced in August 2003, would modify certain provisions of the Internal Revenue Code relating to REITs. The legislation would, among other things, revise the REIT asset test by expanding the straight-debt safe harbor, modify the treatment of certain REIT distributions that are attributable to gain from sales or exchanges of United States real property interests and expand the REIT provisions dealing with a failure to satisfy the income or asset tests. Whether any or all of these proposals will ultimately be enacted cannot be determined at this time.

                                  UNDERWRITING

     We intend to offer the depositary shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement and a related pricing agreement, each between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of depositary shares listed opposite their names below.


                                                                          NUMBER
                      UNDERWRITER                                      OF DEPOSITARY
                                                                          SHARES
----------------------------------------------------------------       -------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated. . . . . . . . . . . . . . . . . . . . . . . . .     578,500
Citigroup Global Markets Inc.. . . . . . . . . . . . . . . . . . . . .     565,500
Legg Mason Wood Walker, Incorporated . . . . . . . . . . . . . . . . .     565,500
Wachovia Capital Markets, LLC. . . . . . . . . . . . . . . . . . . . .     565,500
J. J. B. Hilliard, W. L. Lyons, Inc. . . . . . . . . . . . . . . . . .      65,000
KeyBanc Capital Markets, a division of McDonald Investments Inc. . . .      65,000
Stifel, Nicolaus & Company, Incorporated . . . . . . . . . . . . . . .      65,000
A.G. Edwards & Sons, Inc.. . . . . . . . . . . . . . . . . . . . . . .      26,000
Oppenheimer & Co. Inc. . . . . . . . . . . . . . . . . . . . . . . . .      26,000
Raymond James & Associates, Inc. . . . . . . . . . . . . . . . . . . .      26,000
RBC Capital Markets Corporation. . . . . . . . . . . . . . . . . . . .      26,000
Wells Fargo Securities, LLC. . . . . . . . . . . . . . . . . . . . . .      26,000
                                                                       -------------
              Total. . . . . . . . . . . . . . . . . . . . . . . . . .   2,600,000
                                                                       -------------


     The underwriters have agreed to purchase all of the depositary shares sold under the underwriting agreement and the related pricing agreement if any of the depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the depositary shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.45 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.


                                        PER DEPOSITARY SHARE   WITHOUT OPTION   WITH OPTION
                                        ---------------------  ---------------  ------------
Public offering price . . . . . . . . .      $    25.00       $ 65,000,000     $ 74,750,000
Underwriting discount . . . . . . . . .      $    .7875       $  2,047,500     $  2,354,625
Proceeds, before expenses, to
   Weingarten Realty Investors. . . . .      $  24.2125       $ 62,952,500     $ 72,395,375


The expenses of the offering, not including the underwriting discount, are estimated to be $150,000 and are payable by us.

OVERALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to an additional 390,000 depositary shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement and related pricing agreement, to purchase a number of additional depositary shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We have agreed, with exceptions, that for 30 days after the date of this prospectus supplement we will not, without first obtaining the written consent of Merrill Lynch, offer, sell, grant any option for the sale of, contract to sell or otherwise issue any shares of beneficial interest which are substantially similar to the depositary shares (except for shares of beneficial interest issued pursuant to employee benefit plans, employee and director stock option plans or as partial or full payment for properties to be acquired by us), or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of beneficial interest which are substantially similar to the depositary shares, whether any such swap or transaction described above is to be settled by delivery of shares of beneficial interest which are substantially similar to the depositary shares, in cash or otherwise.

NEW YORK STOCK EXCHANGE LISTING

     We intend to apply to list the depositary shares on the New York Stock Exchange. Trading of the depositary shares on the New York Stock Exchange, if listing is approved, is expected to commence within the 30 days after the initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the depositary shares, however, and may cease market making activities, if commenced, at any time.

PRICE STABILIZATION, SHORT POSITIONS

     Until the distribution of the depositary shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our depositary shares. However, the underwriters may engage in transactions that stabilize the price of the depositary shares, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the depositary shares in connection with the offering, i.e., if they sell more depositary shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing depositary shares in the open market. Purchases of the depositary shares to stabilize the price or to reduce a short position may cause the price of the depositary shares to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

DELAYED SETTLEMENT

     We expect that delivery of the depositary shares will be made against payment therefore on or about July 8, 2004, which will be the fifth business day following the date of this prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares before July 2, 2004 will be required, by virtue of the fact that any such trade would settle in more than three business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

OTHER RELATIONSHIPS

     Some of the underwriters or their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for those transactions.

                                  LEGAL MATTERS

     Certain legal matters relating to the Series E Preferred Shares and the depositary shares will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York, who will rely on the opinion of Locke Liddell & Sapp LLP as to matters of Texas law.

PROSPECTUS

                           WEINGARTEN REALTY INVESTORS
                                 $1,000,000,000
               COMMON SHARES, PREFERRED SHARES, DEPOSITARY SHARES,
                          DEBT SECURITIES AND WARRANTS
                                   __________




     Weingarten Realty Investors, a real estate investment trust formed under the Texas Real Estate Investment Trust Act, may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that it will determine at the time of offering, with an aggregate public offering price of up to $1,000,000,000:

     - unsecured debt securities that may be either senior debt securities or subordinated debt securities;
     -    whole or fractional preferred shares of beneficial interest;
     - preferred shares of beneficial interest represented by depositary shares;
     -    common shares of beneficial interest; or
     - warrants to purchase preferred shares of beneficial interest or common shares of beneficial interest.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest in any of these securities.

     We may offer the securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see "Plan of Distribution" on page 39. No securities may be sold without the delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities.

     Our common shares of beneficial interest trade on the New York Stock Exchange under the symbol "WRI."





                                  ____________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.






                 The date of this prospectus is April 24, 2003.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DOES THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS CORRECT ON ANY DATE AFTER THEIR RESPECTIVE DATES, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SECURITIES ARE SOLD ON A LATER DATE.


                                TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Statements . . . . . . . . . . .   1
About This Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends . . .   2
Description of Debt Securities . . . . . . . . . . . . . . . . . . . . . . . . .   3
Description of Capital Shares. . . . . . . . . . . . . . . . . . . . . . . . . .  15
Description of Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Description of Other Classes of Outstanding Shares . . . . . . . . . . . . . . .  27
Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . .  29
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . .  40
Incorporation of Documents by Reference. . . . . . . . . . . . . . . . . . . . .  40


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "plan," "estimate," "project" or similar expressions.

     Forward-looking statements are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

     - Our inability to identify properties to acquire, effect acquisitions or successfully integrate acquired properties and operations. This inability could result in decreased market penetration, adverse effects on results of operations and other adverse results. This same result could occur if the results of our efforts to implement our property development strategy fail or we experience public opposition to our development plans, construction delays or cost overruns or if we are unable to obtain necessary permits.

     - The effect of economic conditions. If an economic downturn occurs, the demand and rents for neighborhood and community shopping centers could fall and adversely affect our financial condition and results of operations. Our financial condition and results of operations could also be adversely affected if our tenants are unable to make lease payments or elect not to renew their leases.

     - Failure to qualify as a REIT. We elected to be taxed as a REIT for federal income tax purposes for our taxable year ended December 31, 2002, and expect to continue to elect REIT status. Although we believe that we were organized and have been operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, we cannot assure you that we will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to statutory relief, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we failed to so qualify. As a result, our ability to make distributions to our shareholders would be adversely affected. See "Federal Income Tax Consequences - REIT Qualification" on page 30.

     - The cost of capital. Our cost depends on many factors, some of which are beyond our control, including interest rates, credit ratings, prospects and outlook.

     - Actions of our competitors. We seek to remain competitive in the neighborhood and community shopping center real estate markets that we currently serve. We do, however, compete with a number of other real estate oriented companies, some of which have greater resources than we do.

     - Changes in government regulations, tax rates and similar matters. For example, changes in real estate and zoning laws could adversely affect our financial condition and results of operations.

     -    Other risks are detailed in our SEC reports or filings.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf-registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $1,000,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" on page 40.

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

       As of February 28, 2003, we owned or had an equity interest in operating properties consisting of approximately 39.0 million square feet of building area. These properties consist of 247 shopping centers generally in the 100,000 to 400,000 square foot range, 58 industrial projects and one office building. Our properties are located in the southern half of the United States. Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. As of December 31, 2002, we leased to approximately 4,300 different tenants under 5,700 separate leases.
The weighted average occupancy rate of all of our improved properties as of December 31, 2002 was 91.7%.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not
           ------------------
part of this prospectus.

                                 USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for:

     -    repayment or refinancing of debt;
     - acquisition of additional properties or real estate-related securities;
     -    development of new properties;
     -    redevelopment of existing properties; and
     -    working capital and general purposes.

Pending the use thereof, we intend, generally, to invest any net proceeds in short-term, interest-bearing securities.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred share dividends and of funds from operations before interest expense to combined fixed charges and preferred share dividends for the periods shown:


                                                    YEARS ENDED DECEMBER 31,
                                                ---------------------------------
                                                1998   1999   2000   2001   2002
                                                -----  -----  -----  -----  -----

Ratio of earnings to combined fixed charges
  and preferred share dividends. . . . . . . .  2.27x  2.29x  1.80x  1.92x  2.05x

Ratio of funds from operations before
  interest expense to combined fixed charges
  and preferred share dividends. . . . . . . .  3.28x  2.79x  2.60x  2.59x  2.65x



     The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. The ratios of funds from operations before interest expense to combined fixed charges and preferred share dividends were computed by dividing funds from operations before interest expense by the sum of fixed charges and preferred share dividends.

     For these purposes, earnings consist of income before extraordinary items plus fixed charges (excluding interest costs capitalized) and preferred share dividends. Funds from operations before interest expense consists of net income plus depreciation and amortization of real estate assets, interest on indebtedness and extraordinary charges, less gains and losses on sales of properties and securities.

                         DESCRIPTION OF DEBT SECURITIES

     We will prepare and distribute a prospectus supplement that describes the specific terms of the debt securities. In this section of the prospectus, we describe the general terms we expect all debt securities will have. We also identify some of the specific terms that will be described in a prospectus supplement. Although we expect that any debt securities we offer with this prospectus will have the general terms we describe in this section, our debt securities may have terms that are different from or inconsistent with the general terms we describe here. Therefore, you should read the prospectus supplement carefully.

     The senior debt securities will be issued under a senior indenture dated as of May 1, 1995 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, successor by merger to Chase Bank of Texas, National Association), as trustee, and the subordinated debt securities will be issued under a subordinated indenture dated as of May 1, 1995 between us and JPMorgan Chase Bank, as trustee. The term "trustee" as used in this prospectus refers to any bank that we may appoint as trustee under the terms of the applicable indenture, in its capacity as trustee for the senior securities or the subordinated securities.

     We have summarized specific terms and provisions of the indentures.
The summary is not complete. The indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
We urge you to read the indentures because they, and not this description, fully define the rights of holders of debt securities. The indentures are subject to the Trust Indenture Act of 1939, as amended. To obtain copies of the indentures, see "Where You Can Find More Information" on page 40.

GENERAL

     Unless otherwise provided in the prospectus supplement, the debt securities (whether senior or subordinated) will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of our present and future senior debt securities. See "--Subordinated Debt Securities" on page 7.

     The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

     Without your consent, we may engage in a highly leveraged transaction, a restructuring, a transaction involving a change in control, or a merger or similar transaction that may adversely affect holders of debt securities. We will not list the debt securities on any securities exchange.

ADDITIONAL TERMS OF DEBT SECURITIES

     A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     -    the type and title of debt securities offered;

     - any limit upon the total principal amount of the series of debt securities;

     -    the total principal amount and priority of the debt securities;

     - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the dates on which the principal of and premium, if any, on the debt securities will be payable or the method of determining such date;

     - the interest rates (which may be fixed or variable) that the debt securities will bear, or the method for determining such rates;

     - the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates;

     - the date or dates on which interest will be payable and the record date or dates to determine the persons who will receive payment;

     - the place where principal of, premium, if any, and interest, on the debt securities will be payable or at which the debt securities may be surrendered for registration of transfer or exchange;

     - the period or periods within which, the price or prices at which, the currency (if other than U.S. dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option, if we have that option;

     - the obligation, if any, we have to redeem or repurchase the debt securities pursuant to any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder; and the period or periods within which, the price at which, and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part;

     - the denominations in which the debt securities are authorized to be issued;

     - if the amount of principal of, or premium, if any, or interest on, the debt securities may be determined with reference to an index or pursuant to a formula or other method, the method in which such amounts will be determined;

     - the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

     - any changes to or additional events of default or covenants set forth in the indentures;

     -    the terms of subordination, if any;

     - any special tax implications of the debt securities, including provisions for original issue discount securities;

     - provisions, if any, granting special rights to the holders of the debt securities if certain specified events occur; the circumstances, if any, under which we will pay additional amounts on the debt securities held by non-U.S. persons for taxes, assessments or similar charges;

     - whether the debt securities will be issued in registered or bearer form or both;

     - the date as of which any debt securities in bearer form and any temporary global security representing outstanding securities are dated, if other than the original issuance date of the debt securities;

     - the forms of the securities and interest coupons, if any, of the series;

     - if other than the trustee under the applicable indenture, the identity of the registrar and any paying agent for the debt securities;

     - any means of defeasance or covenant defeasance that may be specified in the debt securities;

     - whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for the global security or securities and the circumstances under which beneficial owners of interest in the global security may exchange those interests for certificated debt securities to be registered in the name of, or to be held by, the beneficial owners or their nominees;

     - if the debt securities may be issued or delivered, or any installation of principal or interest may be paid, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture, the form of those certificates, documents or conditions;

     - any definitions for the debt securities for that series that are different from or in addition to the definitions included in the applicable indentures;

     - in the case of the subordinated indenture, the relative degree to which the debt securities shall be senior to or junior to other securities, whether currently outstanding or to be offered in the future, and to other debt, in right of payment;

     - whether the debt securities are to be guaranteed and, if so, by identity of the guarantors and the terms of the guarantees;


     - the terms, if any, upon which the debt securities may be converted or exchanged into or for our common shares, preferred shares or other securities or property;

     - any restrictions on the registration, transfer or exchange of the debt securities; and

     -    any other terms consistent with the indenture.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless the prospectus supplement states differently, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless the prospectus supplement states otherwise, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

     Unless otherwise provided in the applicable prospectus supplement, the trustee will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at its offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities.

     Any interest on a debt security not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder on the applicable regular record date. This defaulted interest may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest. We will set the special record date and give the holder of the debt security at least 10 days' prior notice. In the alternative, this defaulted interest may be paid at any time in any other lawful manner, all as fully described in the applicable indenture.

     Subject to any limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender to the applicable trustee of the debt securities. In addition, subject to any limitations imposed upon debt securities issued in book-entry form, a holder may surrender the debt securities to the trustee for conversion or registration of transfer. Every debt security surrendered for conversion, registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer from the holder. A holder will not have to pay a service charge for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

     If the prospectus supplement refers to any transfer agent, in addition to the applicable trustee that we initially designated with respect to any series of debt securities, we may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

     Neither we nor the trustee will be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;


     - register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     - issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder's option, except the portion, if any, of the debt security not to be repaid.

SENIOR DEBT SECURITIES

     Any additional senior debt securities we issue will rank equally in right of payment with the senior debt securities offered by this prospectus and the applicable prospectus supplement. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities. Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture.

SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur. All series of subordinated debt securities as well as other subordinated debt issued under the subordinated indenture will rank equally with each other in right of payment.

     The subordinated indenture prohibits us from making a payment of principal, premium, interest or sinking fund payments for the subordinated debt securities during the continuance of any default on senior debt or any default under any agreement pursuant to which the senior debt was issued beyond the grace period, unless and until the default on the senior debt is cured or waived.

     Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment. Because of this subordination, if we become insolvent, our creditors who are not holders of senior debt or of the subordinated debt securities may recover less, ratably, than holders of senior debt but may recover more, ratably, than holders of the subordinated debt securities.

GLOBAL CERTIFICATES

     Unless the prospectus supplement otherwise provides, we will issue debt securities as one or more global certificates that will be deposited with The Depository Trust Company. Unless otherwise specified in the applicable prospectus supplement, debt securities issued in the form of a global certificate to be deposited with DTC will be represented by a global certificate registered in the name of DTC or its nominee. This means that we will not issue certificates to each holder. Generally, we will issue global securities in the total principal amount of the debt securities in a series. Debt securities in the form of a global certificate may not be transferred except as a whole among DTC, its nominee or a successor to DTC and any nominee of that successor.

     We may determine not to use global certificates for any series. In that event, we will issue debt securities in certificated form.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

OWNERSHIP OF GLOBAL SECURITIES

     So long as DTC or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat DTC or its nominee as the legal owner of those securities for all purposes under the indentures.

     Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of DTC to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a DTC participant, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

THE DEPOSITORY TRUST COMPANY

     The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement.

     Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co. (which is DTC's nominee). The trustee will deposit the global security with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the debt securities.

     DTC's Organization. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

     DTC is owned by a number of its direct participants, the New York Stock Exchange, Inc. and NasdaqAmex. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations who directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

     DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

     Participants' Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the securities on DTC's records. The purchaser's interest is in turn to be recorded on the participants' records. Actual purchasers will not receive written confirmations from DTC of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

     Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest of the actual purchasers in the securities will not be issued unless the use of global securities is suspended. DTC has no knowledge of the actual purchasers of global securities. DTC's records only reflect the identity of the direct participants who are responsible for keeping account of their holdings on behalf of their customers.

     Notices Among the Depositary, Participants and Actual Owners. Notices and other communications by DTC, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.

     Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the securities are credited at that time.

     Payments. Principal and interest payments made by us will be delivered to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant, not DTC, the trustee or us, subject to any legal requirements in effect at that time.

     We are responsible for payment of principal, interest and premium, if any, to the trustee, who is responsible to pay it to DTC. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payment to the actual purchasers.

TRANSFER OR EXCHANGE OF DEBT SECURITIES

     You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

TRANSFER AGENT

     If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

CERTAIN COVENANTS

     Under the indentures, we are required to:

     - pay the principal, interest and any premium on the debt securities when due;

     -    maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year certifying our compliance with all of our obligations under the indentures;

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium;

     - maintain an unencumbered total asset value (as defined in the indentures) in an amount of not less than 100% of the aggregate principal amount of all our outstanding debt;

     - except as described under " - Merger, Consolidation and Sale of Assets," do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (declaration of trust and statutory) and franchises, unless the board of trust managers determines that the preservation thereof is no longer desirable in the conduct of our business;

     - cause all of our material properties used or useful for the conduct of our business to be maintained and kept in good condition, repair and working order and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our material properties to be made, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

     - keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if such insurer has publicly rated debt, the rating for such debt must be at least investment grade with the nationally recognized rating agencies; pay or discharge or cause to be paid or discharged, before they shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, we are not required to pay or discharge any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith; and

     - transmit by mail to all holders of debt securities, without cost to such holders, and file with the trustee copies of the annual reports, quarterly reports and other documents which we file with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act.

     Under the indentures, we may not:

     - incur or permit a subsidiary to incur any debt (as defined in the indentures) which causes the aggregate principal amount of all our outstanding debt to become greater than 60% of the sum of (1) our total assets (as defined in the indentures) at the end of the calendar quarter covered in our then most recent 10-K or 10-Q and (2) the purchase price of any real estate assets or mortgages receivable acquired and any securities offering proceeds received since the end of such calendar quarter to the extent such proceeds were not used by us to acquire real estate assets or mortgages receivable or used to reduce debt;

     - incur or permit a subsidiary to incur any debt if our ratio of consolidated income available for debt service (as defined in the indentures) to the annual service charge (as defined in the indentures) shall have been less than 2.5 for the four quarters then most recently ended; and

     - incur any debt or permit a subsidiary to incur any debt secured by any mortgage lien, charge, pledge, encumbrance or security interest in which the aggregate principal amount of all our outstanding secured debt in greater than 40% of our total assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Events of default under the indentures for any series of debt securities include:

     - failure for 30 days to pay interest on any debt securities of that series;

     - failure to pay principal of, or premium, if any, on any debt securities of that series;

     -    failure to pay any sinking fund payment when due;

     - failure to perform or breach of any covenant or warranty contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 60 days after written notice as provided in the indenture;

     - default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

     - events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If an event of default occurs due to bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee, no advance notice of acceleration is required; acceleration is automatic.

     Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity.

     Each indenture provides that, after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration if:

     -    we have paid, or deposited with the trustee a sum sufficient to pay:

          - all overdue interest on all debt securities of the applicable series;

          - the principal of and premium, if any, on any debt securities of the applicable series which have become due other than by such declaration of acceleration, plus interest thereon at the rate borne by the debt securities;

          - to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the debt securities; and

          - all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

     - all events of default, other than the non-payment of principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived.

     The trustee is required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of, and premium, if any, or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if the trustee considers such withholding to be in the interest of the holders.

LIMITATION ON SUITS

     The indentures limit the right of holders of debt securities to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

     - the holder has given written notice to the trustee of default under the terms of that series of debt;

     - the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

     - the trustee has not commenced an action within 60 days of receipt of the notice, request and offer of indemnity; and

     - no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities.

     The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

     -    the direction does not conflict with any rule of law or an indenture,

     - the trustee may take any action it deems proper and which is consistent with the direction of the holders; and

     - the trustee is not required to take any action that would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.

MODIFICATION OF THE INDENTURES

     In order to change or modify an indenture, we must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected by a change:

     - to extend the maturity, or to reduce the principal, redemption premium or interest rate;

     -    change the place of payment, or the coin or currency, for payment;

     -    limit the right to sue for payment; or

     - reduce the level of consents needed to approve a change to an indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture.

DEFEASANCE

     Unless stated otherwise in a prospectus supplement, we will be able to discharge our obligations under debt securities at any time by taking the actions described below. The discharge of all obligations using this process is known as "defeasance." If we defease debt securities, all obligations under the series of debt securities that is defeased will be deemed to have been discharged, except for:

     - the rights of holders of outstanding debt securities to receive, solely from funds deposited for this purpose, payments in respect of the principal of, premium, if any, and interest on those debt securities when the payments are due;

     - the obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust;

     -    the rights, powers, trusts, duties and immunities of the trustee; and

     -    the defeasance provisions of the indenture.

     We will also be able to free ourselves from certain covenants that are described in the indentures by taking the actions described below. The discharge of obligations using this process is known as "covenant defeasance." If we defease covenants under debt securities, then certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under " -- Events of Default, Notice and Waiver" will no longer constitute an event of default with respect to the debt securities.

     Unless stated otherwise in a prospectus supplement, in order to exercise either defeasance or covenant defeasance as to the outstanding debt securities of a series:

     - we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of the applicable series, an amount in (1) currency in which those debt securities are then specified as payable at maturity, (2) government securities (as defined in the applicable indenture) or (3) any combination thereof, as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the debt securities of the applicable series on the stated maturity of such principal or installment of principal or interest and any mandatory sinking fund payments;

     - in the case of defeasance, we will deliver to the trustee an opinion of counsel confirming that either:

     - we have received from, or there has been published by, the Internal Revenue Service a ruling, or

     - since the date we issued the applicable debt securities, there has been a change in the applicable federal income tax law,

     the effect of either being that the holders of the outstanding debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     - in the case of covenant defeasance, we will deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

- no default or event of default shall have occurred and be continuing on the date of such deposit or insofar as Sections 501(6) and 501(7) of the indentures are concerned, at any time during the period ending on the 91st day after the date of deposit;

- the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

- we will deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for that relate to either the defeasance or the covenant defeasance, as the case may be, have been met; and

- we will deliver to the trustee an opinion of counsel to the effect that either (1) as a result of the deposit pursuant to the first bullet in this paragraph and the election to defease, registration is not required under the Investment Company Act of 1940, as amended, with respect to the trust funds representing the deposit, or (2) all necessary registrations under the Investment Company Act have been effected.

CONVERSION

     Debt securities may be convertible into or exchangeable for common shares or preferred shares. The prospectus supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of that conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares. See "Description of Capital Shares--Restrictions on Ownership" on page 23.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Each indenture generally permits us to consolidate or merge with another entity. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of trust managers or any of our officers may be done by the board or officers of the successor entity.

MODIFICATIONS AND AMENDMENTS

     Unless stated otherwise in a prospectus supplement, we and the trustee may modify and amend either indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment:

     - change the stated maturity of the principal of, or any installment of interest on, any debt security;

     - reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

     - change the currency in which the principal or premium, if any, of any debt security or the interest thereon is payable;

     - reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required for any such supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults; or

     - modify any of the provisions that relate to supplemental indentures and that require the consent of holders, that relate to the waiver of past defaults, that relate to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding debt securities required to take such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby.

     Unless we say otherwise in a prospectus supplement, we and the trustee may modify and amend either indenture without the consent of the holders if the modification or amendment does only the following:

     - evidences the succession of another person to us and the assumption by any such successor of any covenants under the indenture and in the debt securities of any series;

     - adds to our covenants for the benefit of the holders of all or any series of debt securities or surrenders any of our rights or powers;

     - adds any additional event of default for the benefit of the holders of all or any series of debt securities;

     - adds or changes any provisions to the extent necessary to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on bearer securities, to permit bearer securities to be issued in exchange for registered securities or bearer of securities of other authorized denominations, or to permit or facilitate the issuance of securities in uncertificated form;

     - changes or eliminates any provision affecting only debt securities not yet issued;

     -         secures the debt securities of any series;

     - establishes the form or terms of debt securities of any series not yet issued;

     - evidences and provides for successor trustees or adds or changes any provisions of the indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

     - cures any ambiguity, corrects or supplements any provisions which may be defective or inconsistent with any other provision, or makes any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of debt securities of any series then outstanding in any material respect; or

     - supplements any provision of the indenture to such extent as shall be necessary to permit the facilitation of defeasance and discharge of any series of debt securities; provided, however, that any such action may not adversely affect the interest of holders of debt securities of any series then outstanding in any material respect.

ORIGINAL ISSUE DISCOUNT

     We may issue debt securities under either indenture for less than their stated principal amount. Such securities may be treated as "original issue discount securities," and they may be subject to special tax consequences. In addition, some debt securities that are offered and sold at their stated principal amount may, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. We will describe the federal income tax consequences and other special consequences applicable to securities treated as original issue discount securities in the prospectus supplement relating to such securities. "Original issue discount security" generally means any debt security that:

     -         does not provide for the payment of interest prior to maturity;
               or

     - is issued at a price lower than its face value and provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

GOVERNING LAW

     Unless stated otherwise in a prospectus supplement, each indenture and the debt securities will be governed by the laws of the State of New York.

                       DESCRIPTION  OF  CAPITAL  SHARES

     We are a Texas real estate investment trust. Your rights as a shareholder are governed by the Texas Real Estate Investment Trust Act, our declaration of trust and our bylaws. The following summary of terms, rights and preferences of the shares of beneficial interest is not complete. You should read our declaration of trust and bylaws for more complete information.

AUTHORIZED SHARES

     Our declaration of trust provides that we may issue up to 160,000,000 shares of beneficial interest, consisting of 150,000,000 common shares, par value $0.03 per share, and 10,000,000 preferred shares, par value $.03 per share. At February 28, 2003, 52,091,994 common shares, 3,000,000 7.44% Series A Cumulative Redeemable Preferred Shares, 3,518,192 7.125% Series B Cumulative Redeemable Preferred Shares and 2,252,582 7.0% Series C Cumulative Redeemable Preferred Shares were issued and outstanding. In addition, we have 753,340 common shares available for issuance upon the exercise of options granted under our employee and trust manager share option plans. Mellon Investor Services, LLC is the transfer agent and registrar of our common shares and preferred shares.

SHAREHOLDER LIABILITY

     Under Texas law, you will not be personally liable for any obligation of ours solely because you are a shareholder. Under our declaration of trust, our shareholders are not personally liable for our debts or obligations and will not be subject to any personal liability in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

     Notwithstanding these limitations, common law theories of "piercing the corporate veil" may be used to impose liability on shareholders in certain instances. Also, to the extent that we conduct operations in another jurisdiction where the law of that jurisdiction (1) does not recognize the limitations of liability afforded by contract, Texas law or our declaration of trust, and (2) does not provide similar limitations of liability applicable to real estate investment trusts or other trusts, a third party could attempt, under limited circumstances, to assert a claim against our shareholders based upon our obligations.

COMMON SHARES

     All common shares offered and sold through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions, or dividends, on the shares you own if the board of trust managers authorizes a dividend to the holders of our common shares out of our legally available assets. However, your right to receive those dividends may be affected by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of our Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and any other preferred shares we may issue which are outstanding at that time.

     Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. The right to vote is subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, which we describe under " - Restrictions on Ownership and Transfer," below. There is no cumulative voting in the election of trust managers.

     As a holder of a common share, you will not have any right to:

        -    convert your shares into any other security;

        -    have any funds set aside for future payments;

        -    require us to repurchase your shares; or

        - purchase any of our securities, if other securities are offered for sale, other than as a member of the general public. Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.

     According to the terms of our declaration of trust and bylaws and Texas law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

     - the election of trust managers (which provides that trust managers remain on the board unless and until a nominee for that board seat receives the affirmative vote of the holders of 66 2/3% of our common shares);

     - the amendment of our declaration of trust by shareholders (which requires the affirmative vote of 66 2/3% of all votes entitled to be cast on the matter);


     - our termination, winding up of affairs and liquidation (which requires the affirmative vote of 66 2/3% of all the votes entitled to be cast on the matter); and

     - our merger or consolidation with another entity or sale of all or substantially all of our property (which requires the approval of the board of trust managers and an affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

     Stock Exchange Listing. Our common shares are traded on the New York Stock Exchange under the trading symbol "WRI."

PREFERRED SHARES

     General. Under our declaration of trust, our board of trust managers is authorized to determine for each series of preferred shares, and the prospectus supplement shall set forth with respect to each series that may be issued and sold pursuant hereto:

     - the designation of such shares and the number of shares that constitute such series;

     - the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to the payment of dividends with respect to other classes or series of our capital shares;

     -    the dividend periods (or the method of calculation thereof);

     -    the voting rights, if any, of the shares;

     -    the terms and amount of a sinking fund, if any;

     - the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of our capital shares and any other rights of the shares of such series upon our liquidation or winding-up;

     - whether or not and on what terms the shares of such series will be subject to redemption or repurchase at our option;

     - whether and on what terms the shares of such series will be convertible into or exchangeable for our other debt or equity securities;

     - whether the shares of such series of preferred shares will be listed on a securities exchange;

     - any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in " - Restrictions on Ownership and Transfer," in each case as may be appropriate to preserve our status as a real estate investment trust;

     - any special United States federal income tax considerations applicable to such series; and

     - the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with our declaration of trust, our bylaws and the Texas Real Estate Investment Trust Act.

     The terms of any preferred shares we issue will be set forth in resolutions adopted by our board of trust managers. We will file such resolutions as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable resolutions for a complete description of all of the terms.

     Convertibility. No series of preferred shares that may be issued and sold pursuant hereto will be convertible into or exchangeable for other securities or property, except as set forth in the applicable prospectus supplement which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

     Dividends. Holders of preferred shares shall be entitled to receive, when and as declared by our board of trust managers, out of funds legally available therefor, an annual cash dividend payable at such dates and such rates, if any, per share per annum as set forth in the applicable prospectus supplement.


     Unless otherwise set forth in the applicable prospectus supplement, each series of preferred shares that may be issued and sold pursuant hereto, will rank junior as to dividends to any preferred shares that may be issued in the future that is expressly senior as to dividends to the preferred shares. If at any time we fail to pay accrued dividends on any such senior shares at the time such dividends are payable, we may not pay any dividend on the preferred shares or redeem or otherwise repurchase preferred shares until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by us.

     Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred shares that may be issued and sold pursuant hereto, no dividends shall be declared or set aside for payment nor shall any other distribution be declared or made upon the common shares, or any of our other capital shares ranking junior to or on a parity with the preferred shares with such series as to dividends, nor shall any common shares or any of our capital shares ranking junior to or on a parity with the preferred shares with such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares by us (except by conversion into or exchange for our other capital shares ranking junior to the preferred shares of such series as to dividends and upon liquidation)) unless

     - if such series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and


     - if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred shares in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred shares in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon preferred shares outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred shares or common shares may be converted into or exchanged for our shares ranking junior to the preferred shares as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year or twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Redemption and Sinking Fund. No series of preferred shares that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption price of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

     Liquidation Rights. In the event of our voluntary liquidation, dissolution or winding-up, the holders of any series of any class of preferred shares shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to such series, the amounts fixed by our board of trust managers with respect to such series and set forth in the applicable prospectus supplement. In addition, each holder will receive an amount equal to all dividends accrued and unpaid on that series of preferred shares to the date of payment of the amount due pursuant to our liquidation, dissolution or winding-up. However, holders of noncumulative preferred shares will only receive dividends for the current dividend period. After holders of the preferred shares are paid the full preferential amounts to which they are entitled, they will have no right or claim to any of our remaining assets. If liquidating distributions are made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares upon liquidation, dissolution or winding-up. The distributions will be made according to the holders' respective rights and preferences and, in each case, according to their respective numbers of shares. Our merger or consolidation into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute a dissolution, liquidation or winding-up.

     Voting Rights. Holders of preferred shares will not have any voting rights, except as follows and as from time to time required by law. If and when we are in default in the payment of (or, with respect to noncumulative shares, have not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of outstanding preferred shares, for consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a number of trust managers set forth in the applicable prospectus supplement. This voting right shall be vested and any additional trust managers shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

     The affirmative vote of the holders of at least 66 2/3% of a class of outstanding preferred shares, voting separately as a class, shall be necessary to effect either of the following:

     - the authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, senior to such class of preferred shares; or

     - any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our declaration of trust which adversely and materially affects the preferences or voting or other rights of the holders of such class of preferred shares which are set forth in our declaration of trust. However, the amendment of the declaration of trust to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares does not adversely and materially affect preferences or voting or other rights of the holders of such class of preferred shares. In addition, amending the declaration of trust to change the number or classification of our trust managers does not adversely or materially affect preferences or voting rights or other rights. Voting shall be done in person at a meeting called for one of the above purposes or in writing by proxy.

     Without limiting the provisions described above, under the Texas REIT Act, unless such authority is otherwise granted to the trust managers under our declaration of trust, holders of each class of preferred shares will be entitled to vote as a class on any amendment to the declaration of trust, whether or not they are entitled to vote thereon by the declaration of trust, if the amendment would

     (1) increase or decrease the aggregate number of authorized shares of such class or series;

     (2) increase or decrease the par value of the shares of such class, including changing shares having a par value into shares without par value, or shares without par value into shares with par value;

     (3) effect an exchange, reclassification, or cancellation of all or part of the shares of such class or series;

     (4) effect an exchange or create a right of exchange of all or any part of the shares of another class into the shares of such class or series;

     (5) change the designations, preferences, limitations, or relative rights of the shares of such class or series;

     (6) change the shares of such class or series, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or series or another class or series;

     (7) create a new class or series of shares having rights and preferences equal, prior, or superior to the shares of the class or series, or increase the rights and preferences of any class or series having rights and preferences equal, prior, or superior to the shares of the class or series, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of the class or series in such a manner as to become equal, prior, or superior to the shares of the class or series;

     (8) divide the shares of the class into series and fix and determine the designation of the series and the variations in the relative rights and preferences between the shares of the series;

     (9) limit or deny the existing preemptive rights of the shares of the class or series, if the rights have previously been granted pursuant to the Texas REIT Act; or

     (10) cancel or otherwise affect dividends on the shares of the class or series that had accrued but had not been declared.

     Stock Exchange Listing. Our Series A Cumulative Redeemable Preferred Shares and our Series C Cumulative Redeemable Preferred Shares are listed for trading on the New York Stock Exchange.

DEPOSITARY  SHARES

     General. We may issue receipts for depositary shares, each of which will represent a fractional interest of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. The preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named in the deposit agreement and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred shares to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of a preferred shares represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights ) as designated by our board of trust managers.

     The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see "Where You Can Find More Information" on page 40.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on behalf of the preferred shares proportionately to the record holders of the related depositary receipts owned by such holder. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

     In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

     Withdrawal of Shares. Unless the related depositary shares have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

     Redemption. Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred shares, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

     Voting Rights. Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred shares. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred shares related to such holder's depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred shares. The depositary will vote the preferred shares related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred shares. The depositary will abstain from voting preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

     Liquidation Preference. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

     Conversion of Preferred Shares. The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other shares of capital shares. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

     Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if (1) such termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

     -    all outstanding depositary shares have been redeemed;

     - there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares; or

     - each related preferred share shall have been converted into capital shares that are not represented by depositary shares.

     Fees of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary's fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Miscellaneous. The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related preferred shares. Neither us nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

RESTRICTIONS ON OWNERSHIP

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of restrictions on ownership, "capital shares" means our common shares and any securities convertible into common shares.

     Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust generally provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

     - create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

     -    result in shares being owned by fewer than 100 persons;

     - result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

     -    result in our disqualification as a REIT.

     Shares held by a person in excess of 9.8% of our total outstanding capital shares will automatically be deemed to be transferred to us as trustee of a trust for the exclusive benefit of the transferees to whom those shares may ultimately be transferred without violating the 9.8% ownership limit. Such excess shares shall be treated as treasury shares. While in trust, these shares will not be entitled to vote (except as required by law), and will not be entitled to participate in dividends or other distributions. All certificates representing capital shares will bear a legend referring to the restrictions described above.

     These restrictions on ownership may have the effect of precluding the acquisition of control unless our board of trust managers and shareholders determine that maintenance of REIT status is no longer in our best interests.

BUSINESS COMBINATIONS

     Our declaration of trust requires that except in certain circumstances, a business combination between us and a related person must be approved by the affirmative vote of the holders of not less than 80% of our outstanding common shares, including the affirmative vote of the holders of not less than 50% of the outstanding common shares not owned by the related person. However, the 50% voting requirement is not applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of our outstanding common shares. Our declaration of trust provides that a "business combination" is:

     (1) any merger or consolidation, if and to the extent permitted by law, of us or our subsidiary, with or into a related person;

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 35% of the book value of the total assets of us and our subsidiaries (taken as a whole) as of the end of the fiscal year ending prior to the time the determination is being made, to or with a related person;

     (3) the issuance or transfer by us or our subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities by us or our subsidiary to a related person;

     (4) any reclassification of securities (including any reverse share split) or recapitalization by us, the effect of which would be to increase the voting power of the related person;

     (5) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of a related person which involves any transfer of assets, or any other transaction, in which the related person has any direct or indirect interest (except proportionally as a shareholder);

     (6) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing; and

     (7) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

     A "related person" generally is defined in the declaration of trust to include any individual, corporation, partnership or other person and the affiliates and associates of any such individual, corporation, partnership or other person which individually or together is the beneficial owner in the aggregate of more than 50% of our outstanding common shares.

     The 80% and 50% voting requirements outlined above will not apply, however, if:

     (1) the trust managers by a vote of not less than 80% of the trust managers then holding office (a) have expressly approved in advance the acquisition of our common shares that caused the related person to become a related person or
(b) have expressly approved the business combination prior to the date on which the related person involved in the business combination shall have become a related person; or

     (2) the business combination is solely between us and another corporation, 100% of the voting stock of which is owned directly or indirectly by us; or

     (3) the business combination is proposed to be consummated within one year of the consummation of a fair tender offer (as defined in the declaration of trust) by the related person in which the business combination, the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of our common shares in the business combination is not less than the price offered in the fair tender offer;

     (4)  all  of  the  following  conditions  shall  have  been  met:

          (a) the business combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a related person and the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of common shares in the business combination is not less than the highest per-share price, with appropriate adjustments for recapitalizations and for share splits and share dividends, paid by the related person in acquiring any of its holdings of our common shares, which shall constitute a "fair price;"

          (b) the consideration to be received by such holders is either cash or, if the related person shall have acquired the majority of its holdings of our common shares for a form of consideration other than cash, in the same form of consideration with which the related person acquired such majority;

          (c) after such person has become a related person and prior to consummation of such business combination:

          - there shall have been no reduction in the annual rate of dividends, if any, paid per share on our common shares (adjusted as appropriate for recapitalizations and for share splits, reverse share splits and share dividends), except any reduction in such rate that is made proportionately with any decline in our net income for the period for which such dividends are declared and except as approved by a majority of the trust managers continuing in office; and

          - such related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us prior to the consummation of such business combination (other than in connection with financing a fair tender offer); and

          (d) proxy statement that conforms in all respects with the provisions of the Exchange Act and the rules and regulations thereunder shall be mailed to holders of our common shares at least 30 days prior to the consummation of the business combination for the purpose of soliciting shareholder approval of the business combination; or

     (5)  the  "rights"  (as  defined  below)  shall  have  become  exercisable.

     If a person has become a related person and within one year after the date of the transaction pursuant to which the related person became a related person, which shall be considered as the "acquisition date,"

     (1) a business combination meeting all of the requirements of paragraphs
(4)(a)(b)(c) and (d) above regarding the applicability of the 80% voting requirement shall not have been consummated;

     (2) a fair tender offer shall not have been consummated; and

     (3) we have not been dissolved and liquidated,

then, in such event the beneficial owner of each common share (not including shares beneficially owned by the related person) shall have the right (each a "right" and collectively the "rights") which may be exercised subject to certain conditions, commencing at the opening of business on the one-year anniversary date of the acquisition date and continuing for a period of 90 days thereafter, subject to certain extensions, to sell to us on the terms set forth herein one share upon exercise of such right. At 5:00 P.M., Houston, Texas time, on the last day of the exercise period, each right not exercised shall become void, all rights in respect thereof shall cease as of such time and the certificates shall no longer represent rights.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of preferred shares or common shares. We may issue warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

     The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     -    the title of such warrants;

     -    the aggregate number of such warrants;

     -    the price or prices at which such warrants will be issued;

     - the type and number of securities purchasable upon exercise of such warrants;

     - the designation and terms of the other offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

     - the date, if any, on and after which such warrants and the related securities will be separately transferable;

     - the price at which each security purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - the minimum or maximum amount of such warrants that may be exercised at any one time;

     -    information with respect to book-entry procedures, if any;

     -    any anti-dilution protection;

     -    a discussion of certain federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

     Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the preferred shares or common shares purchasable upon such exercise may be entitled.

     Each warrant will entitle the holder to purchase for cash such number of preferred shares or common shares, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. time on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

               DESCRIPTION OF OTHER CLASSES OF OUTSTANDING SHARES

7.44% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

     On  February  19,  1998,  we  issued  3,000,000  shares  of  7.44% Series A
Cumulative Redeemable Preferred Shares for $75.0 million. The Series A Preferred has a liquidation preference of $25.00 pre share and the holders are entitled to cumulative dividends from the date of original issuance of $1.86 per share per year. We may not redeem the shares before March 31, 2003 and thereafter, the shares may be redeemed solely from the proceeds of an offering of our capital shares. The redemption price per share is $25.00, plus any accrued and unpaid dividends through the date of such redemption. The shares have no maturity date and will remain outstanding indefinitely unless redeemed. The shares are not convertible into any of our other securities. The Series A Preferred shareholders generally have no voting rights, except if we fail to pay dividends for six quarters. In that event, the holders of the Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, have the right to elect two trust managers who shall serve until all dividend arrearages have been paid. On May 5, 2003, we will redeem all outstanding shares of Series A Preferred.

     The  Series  A  Preferred  is  listed  for  trading  on  the New York Stock
Exchange.

7.125% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

     On October 20, 1998, we issued 3,600,000 of 7.125% Series B Cumulative Redeemable Preferred Shares for $90.0 million. Except with respect to the description of the dividend rate and the redemption rights upon the death of a holder of Series B Preferred, the terms of the Series B Preferred are substantially identical to the terms of the Series A Preferred. The Series B Preferred ranks on parity with the Series A Preferred with respect to the payment of dividends and payments upon liquidation. The holders of the Series B Preferred are entitled to cumulative dividends from the date of original issuance of $1.78 per share per year. We may not redeem the shares before October 20, 2003.

     Commencing December 15, 1998, on March 15, June 15, September 15 and December 15 of each year, we will, upon the death of any registered holder of the Series B Preferred, redeem such shares held by the registered owner upon presentation of appropriate documentation by such registered owner's personal representative or surviving joint tenant. Our obligation to redeem the shares is subject to the following limitations:

     -    We  will  only  redeem  1,000  shares  per  owner  per  year.

     - During the first 10 years, in any one year, we will only redeem up to 108,000 shares.

     - During years 11 through 20, in any one year, we will only redeem up to 72,000 shares.

     -    After year 20, we will only redeem up to 36,000 shares each year.

     - The yearly redemption limitations listed above are cumulative. The difference, if any, between that year's redemption limitation and the amount actually redeemed in such year will be available for redemption in later years, subject to an overall redemption limitation of 108,000 shares per year.

     - We will redeem shares only four times each year subject to the following cumulative limitations:

              March  15  -  up  to  27,000  shares;
              June  15  -  up  to  54,000  shares;
              September 15 - up to 81,000 shares; and December 15 - up to 108,000 shares.

     The  Series  B  Preferred  is  not  listed  for  trading  on  any exchange.

7.00% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES

     On January 14, 1999, we issued 2,300,000 shares of 7.00% Series C Cumulative Redeemable Preferred Shares for $115.0 million. Except with respect to the description of the liquidation preference, dividend rate and the redemption date of the Series C Preferred, the terms of the Series C Preferred are substantially identical to the terms of the Series A Preferred and Series B Preferred. The Series C Preferred ranks on parity with the Series A Preferred and Series B Preferred with respect to the payment of dividends and payments upon liquidation. The Series C Preferred has a liquidation preference of $50.00 per share and the holders are entitled to cumulative dividends from the date of original issuance of $3.50 per share per year. We may not redeem the shares before March 15, 2004. The redemption price per share is $50.00, plus any accrued and unpaid dividends through the date of such redemption. Commencing March 15, 1999, upon the death of any registered owner of this Series C
Preferred, we will redeem such shares held by such registered owner upon presentation of appropriate documentation by the registered owner's personal representative or surviving joint tenant. Our obligation to redeem the shares is subject to the following limitations:

     -    We  will  only  redeem  500  shares  per  owner  per  year.

     - During the first 10 years, in any one year, we will only redeem upon to 69,000 shares.

     - During years 11 through 20, in any one year, we will only redeem up to 46,000 shares.

     - After year 20, we will only redeem up to 23,000 shares per year.

     - The above yearly redemption limitations are cumulative. The difference, if any, between that year's redemption limitation and the amount actually redeemed in such year will be available for redemption in later years, subject to an overall redemption limitation of 69,000 shares per year.

     - We will redeem shares only four times each year subject to the following cumulative limitations:

              March  15  -  up  to  17,500  shares;
              June  15  -  up  to  34,500  shares;
              September 15 - up to 51,750 shares; and December 15 - up 69,000 shares.

     The Series C Preferred is listed for trading on the New York Stock
Exchange.

6.75% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES AND DEPOSITARY SHARES

     On April 30, 2003, we intend to issue 100,000 shares of 6.75% Series D Cumulative Redeemable Preferred Shares and 3,000,000 depositary shares for $75.0 million. Each depositary share represents a 1/30 fractional interest in a share of Series D Preferred. The Series D Preferred has a liquidation preference $750.00 per share (equivalent to $25.00 per depositary share) and the holders are entitled to cumulative dividends from the date of original issuance of $50.625 per share (equivalent to $1.6875 per depositary share). The Series D Preferred ranks on parity with the Series A Preferred, the Series B Preferred and the Series C Preferred with respect to the payment of dividends and payments upon liquidation. We may not redeem the Series D Preferred Shares before April 30, 2008. The redemption price per share of Series D Preferred is $750.00 (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends through the date of such redemption. The Series D Preferred and the depositary shares have no maturity date and will remain outstanding indefinitely unless redeemed. The Series D Preferred and the depositary shares are not convertible into or exchangeable for any of our other securities. The Series D Preferred shareholders and holders of the depositary shares generally have no voting rights, except if we fail to pay dividends for six quarters. In that event, the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class, have the right to elect two trust managers who shall serve until all dividend arrearages have been paid. In such case, the entire board of trust managers will be increased by two trust managers.

     The Series D Preferred will not be listed for trading on any exchange. The depositary shares will be listed for trading on the New York Stock Exchange.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of material federal income tax consequences that may be relevant to a holder of our securities is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1985. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

     Locke Liddell & Sapp LLP, our legal counsel, has issued an opinion to us to the effect that we qualified as a REIT under the Internal Revenue Code for our taxable year ended December 31, 2002, we have been organized and our manner of operation has been in conformity with the requirements for qualification and taxation as a REIT as of the date of this prospectus and that our proposed manner of operation and diversity of equity ownership should enable us to continue to satisfy the requirements for qualification as a REIT in calendar year 2003 if we operate in accordance with the methods of operations described herein including our representations concerning our intended method of operation. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See " - Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and the holders of our securities. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

     Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding common shares, unless the trust managers (including a majority of the independent trust managers) are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert common shares into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled " - Failure to Qualify as a REIT."

     To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income of the REIT.

     In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

     75% Gross Income Test. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

-     rents from real property;

-     interest on loans secured by real property;

- gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

- income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

-     distributions on, or gain from the sale of, shares of other qualifying
      REITs;

-     abatements and refunds of real property taxes;

- amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

-     "qualified temporary investment income" (described below).

     In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the
taxable year.   We do not expect to earn material amounts in these categories.

     Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipt or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipt or sales. We generally do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest.

     A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income or through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the gross income from non-customary services with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."

     We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.

     If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the source and nature of each item of our gross income in our federal income tax return for that year, (2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax, and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests (but in the case of the 95% income test, applied only to the extent that our qualifying income is less than 90% of our gross income) for that year times a fraction intended to reflect our profitability. See " - Taxation as a REIT" on page 34.

     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own
(1) securities of any one non-governmental issuer (other than a taxable REIT subsidiary) that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, securities of a single taxable REIT subsidiary may represent more than 5% of the value of our total assets but not more than 20% of the value of a REIT's total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distributions to Shareholders. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including, income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

     A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

     We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may cause our operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

TAXATION AS A REIT

     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends. Because excess shares will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct our dividend payments.

     Even as a REIT, we will be subject to tax in certain circumstances as follows:

     - we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

     - a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

     - if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test (but in the case of the 95% income test, applied only to the extent that our qualifying income is less than 90% of our gross income), times (b) a fraction intended to reflect our profitability;

     - we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders;

     - if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year,
          (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

     - under temporary regulations, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to the temporary regulations; and

     - we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     As a result of recent legislation, a tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest.
Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

     - Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services.

     - Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

     - The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the service.

     - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

     Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

FAILURE TO QUALIFY AS A REIT

     For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common shares. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and our accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares, if any, and then to the common shares. President Bush has proposed a growth and jobs plan that includes a provision that would exclude dividends from taxable income to the extent the corporation paid tax on such income in 2002 or later. The Treasury Department has confirmed that this provision generally would not apply to dividends paid by REITs.

     Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time, the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 20% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

- include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

- be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

-    receive a credit or refund for the amount of tax deemed paid by it;

- increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

- in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

     Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

     In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

BACKUP WITHHOLDING

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 31%. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under " - REIT Qualification," generally, any shares held by tax-exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code ("qualified trusts") will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN INVESTORS

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files on IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

     Under the final regulations, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our common shares may be required to withhold 10% of the gross purchase price.

STATE AND LOCAL TAXES

     We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.

                              PLAN OF DISTRIBUTION

     We may offer securities directly or through underwriters, dealers or agents. The prospectus supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be paid. If we do not name a firm in the prospectus supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission. Any underwriting agreement will entitle the underwriters to indemnification against designated civil liabilities under the federal securities laws and other laws. The underwriters' obligations to purchase securities will be subject to compliance with specific conditions and generally will require them to purchase all of the securities if any are purchased.

     Unless otherwise noted in the prospectus supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.

     We may sell securities to dealers as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time. We may also offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning that they are not obligated to purchase securities. Dealers and agents may be entitled to indemnification as underwriters by us against designated liabilities under the federal securities laws and other laws.

     We or the underwriters or the agents may solicit offers from institutions approved by us to purchase securities under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective of amounts stated in the applicable supplement. Likewise, the aggregate principal amount of the securities sold pursuant to delayed delivery contracts will not be less or more than the respective amounts stated in the applicable prospectus supplement. We may make delayed delivery contracts with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Additional conditions will apply to those purchases.

     An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

     The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

                                  LEGAL MATTERS

     Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus and certain tax matters. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. In addition, you may read and copy our SEC filings at the offices
-----------
of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or at the SEC's Public Reference Room at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Our website address is www.weingarten.com.
                                               ------------------

     This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

     -    Annual Report on Form 10-K for the year ended December 31, 2002.

     -    Schedule 14A filed with the SEC on March 20, 2003.

     - The description of our common shares of beneficial interest contained in our registration statement on Form 8-A filed March 17, 1988.

     - The description of our 7.44% Series A Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed February 23, 1998.

     - The description of our 7.00% Series C Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed January 19, 1999.

     - The description of our 6.75% Series D Cumulative Redeemable Preferred Shares and the depositary shares relating thereto contained in our registration statement on Form 8-A filed April 17, 2003.

     You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

                           Weingarten Realty Investors
                            2600 Citadel Plaza Drive
                                    Suite 300
                              Houston, Texas 77008
                                 (713) 866-6000.

================================================================================


                               2,600,000 SHARES


                               [GRAPHIC OMITED]


                           WEINGARTEN REALTY INVESTORS

                                DEPOSITARY SHARES

                      EACH REPRESENTING 1/100 OF A SHARE OF
              6.95% SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES


                              PROSPECTUS SUPPLEMENT





                               MERRILL LYNCH & CO.
                                    CITIGROUP
                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                               WACHOVIA SECURITIES
                       J.J.B. HILLIARD, W. L. LYONS, INC.
                             KEYBANC CAPITAL MARKETS
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                                 June 30, 2004




================================================================================